Exhibit 16.1

                                                Logo of Arthur Andersen LLP


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

April 2, 2002

Dear Sir/Madam,

We have read Item 4 included in the Form 8-K/A dated April 2, 2002 of Merchants Bancshares, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,

/s/ Arthur Andersen LLP